Exhibit 10.1

Zhibao Technology Inc.

February 14, 2025

_____________

Attention: ______

Dear Mr. ______:

Reference is made to that certain Securities Purchase Agreement (the “SPA”) dated September 23, 2024 and the other Transaction Documents entered into in connection therewith. Capitalized terms used and not defined herein have the meaning given them in the SPA or, if not defined in the SPA, in the applicable Transaction Document. By signing below, the undersigned parties agree as follows:

1. The SPA is hereby amended to provide for up to three Second Tranche Closings, with (i) the initial Second Tranche Closing for $700,000 in face value of Second Tranche Note and accompanying Warrants to occur immediately upon execution of this letter agreement (subject to satisfaction of other conditions set forth in the SPA and this letter agreement), (ii) the second Second Tranche Closing to be for an additional $300,000 in face value of Second Tranche Note and accompanying Warrants to occur upon the Securities and Exchange Commission declaring effective the Company’s Resale Registration Statement covering the Underlying Shares with respect to the Second Tranche Closings (as amended hereby), and (iii)the third Second Tranche Closing to be for an additional $1,500,000 in face value of Second Tranche Note and accompanying Warrants to occur on the Trading Day following the closing price of the Company’s Common Stock at the time of such subsequent Second Tranche Closing equaling or exceeding least $2.50 (subject to adjustment for any reverse stock split or similar corporate event), if such closing price threshold is met within 120 days following the effectiveness date of the Initial Resale Registration Statement, (which 120-day period may be extended by an additional 60 days at the election of the Investor), provided, that each Second Tranche Closing shall be subject to satisfaction of the Equity Conditions and the other conditions and requirements set forth in the SPA. All references to “Second Tranche,” “Second Tranche Closing,” “Second Tranche Closing Date” and “Second Tranche Note” are hereby amended to reflect the provisions of this letter agreement.

2. The Second Tranche Note and, if applicable, the Third Tranche Note shall have the following new or amended terms: (i) the number of deferrals or accelerations in the third paragraph of Section 1.3 shall by increased from five to six, (ii) the Holder may accelerate any Monthly Payment on or following any day on which the trading value (determined by multiplying the VWAP by the trading volume on such day) of the Common Stock is at least $5 million, and any such accelerations will not count against the six total accelerations referred to in (i) above, and (iii) the Floor Price will be subject to reduction (but not increase) on the six-month anniversary of the applicable Closing Date, and on every succeeding six-month anniversary thereafter, to equal 20% of the average VWAP during the five Trading Days immediately preceding each such date.

3. The Second Tranche Note and Third Tranche Note shall be in a revised form (when compared to Exhibit A of the SPA), and any other Transaction Documents shall be appropriately revised, for purposes of reflecting and giving effect to the provisions of this letter agreement and as reasonably acceptable to the Investor.

4. The Second Tranche Closings, and if applicable, the Third Tranche Closings, and the issuance of the Securities pursuant thereto shall not result in an adjustment to the outstanding Warrants or Pre-Funded Warrants.

5. The Company further agrees to wire from the initial the Second Tranche Closing described above $5,000 to the Investor’s legal counsel in payment of additional legal fees the Investor has incurred or will incur in connection therewith.

6. Immediately after execution of this letter agreement, the Company will file a Current Report on Form 6-K with the Securities and Exchange Commission disclosing the execution of this letter agreement and the transactions contemplated hereby, which Form 6-K shall be incorporated by reference into the Registration Statement. At such time, the Investor will not be in position of material non-public information.

7. In the event of any inconsistency between the Transaction Documents and this letter, the terms of this letter shall prevail, provided that except as otherwise expressly provided for in this letter, nothing contained herein shall be deemed or construed to amend or modify the Transaction Documents or otherwise affect the rights and obligations of any party thereto, all of which remain in full force and effect.

Please execute a copy of this letter agreement signifying your agreement to its terms.

Very truly yours,

Zhibao Technology Inc.

Botao Ma, CEO

Agreed and accepted:

_____________

_________, _________